EXHIBIT 99


                           PAR TECHNOLOGY CORPORATION

                             1995 STOCK OPTION PLAN



                                   ARTICLE I

                                    PURPOSE

         The 1995 Stock Option Plan (the "Plan") of PAR Technology Corporation (the "Company") is intended (a) to encourage the sense of proprietorship on the part of those key employees who are or will be largely responsible for the continued growth of the Company and its subsidiaries (as such term is defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), a "Subsidiary"); (b) to furnish such key employees with further incentive to develop and promote the business and financial success of the Company and its Subsidiaries, and (c) to attract and induce such key employees to continue in the service of the Company and its Subsidiaries, by providing a means whereby such key employees of the Company and its Subsidiaries may be given an opportunity to purchase the Company's common stock, par value $.02 per share ("Common Stock") pursuant to options ("Options") granted under the Plan which are intended to be either "Incentive Stock Options" ("Incentive Stock Options") under section 422 of the Code or options which are not Incentive Stock Options ("Nonqualified Stock Options").


                                   ARTICLE II

                                 ADMINISTRATION

         2.1 Administrative Body. The Plan shall be administered by a Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall be comprised of at least two members of the Board each of whom is a "disinterested person" within the meaning of Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended (the "Act").

         2.2 Authority. The Committee shall have authority, subject to the terms of the Plan: to determine the employees to whom Options may be granted, the type of option to be granted, the number of shares of Common Stock to be covered by each Option, the purchase price per share of Common Stock covered by each Option, the time or times at which Options may be granted and exercised, and the terms and provisions of the instruments by which Options shall be evidenced; with the consent of employees to whom Options have been granted, to grant in substitution for outstanding Options replacement Options, which may be at a lower purchase price (but, in the case of Incentive Stock Options at a purchase price not less than fair market value of the Common Stock subject to the replacement Option at the time of substitution), and to cancel replaced Options; to interpret the Plan; to establish guidelines for administering the Plan; and to make all determinations necessary or advisable, in its sole discretion, for the administration of the Plan. At all meetings of the Committee the presence of a majority of the members shall constitute a quorum for the transaction of business and the vote of a majority of the members present shall be the act of the Committee. Members of the Committee may participate in a meeting of the Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

         Any action required or permitted to be taken at any meeting of the Committee may be taken without a meeting, without prior notice and without a vote, if all of its members consent in writing to the action, and such writing is filed with the records of proceedings of the Committee.


                                  ARTICLE III

                                  ELIGIBILITY

         Key employees and all officers and directors of the Company or any of its Subsidiaries shall be eligible to participate in the Plan provided however that Incentive Stock Options shall not be granted to officers and directors who are not employees. The granting of any Option to any person under the Plan shall neither entitle such person to, nor disqualify such person from, participating in any other grant of Options or in any other incentive plan of the Company.


                                   ARTICLE IV

                                     STOCK

         Subject to adjustment as provided in Article VII, the total number of shares of Common Stock which may be issued under the Plan upon the exercise of Options and stock appreciation rights provided pursuant to the Plan shall not exceed 500,000 shares. Shares of Common Stock covered by Options that expire, terminate (other than by reason of the exercise of stock appreciation rights as provided in section 6.9), or are canceled without having been exercised shall become available for future grants under the Plan. Upon the exercise of Options, the Company may either issue unissued shares of Common Stock or transfer shares of Common Stock held in its treasury.


                                   ARTICLE V

                              GRANTING OF OPTIONS

         Options may be granted under the Plan at any time on or prior to April 5, 2005. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee, unless a later date is specified by the Committee at the time of the award.


                                   ARTICLE VI

                        TERMS AND CONDITIONS OF OPTIONS

         Options shall be evidenced by stock option agreements in such form or forms as the Committee may from time to time approve. Such stock option agreements shall conform to the following terms and conditions:

         6.1 Option Price. The option price per share shall be determined by the Committee provided that in the case of an Incentive Stock Option, the option price per share shall not be less than the fair market value (determined in good faith by the Committee, subject to compliance with the principles, if any, enunciated by the Internal Revenue Service with respect to the determination of the fair market value of stock subject to grants of Incentive Stock Options) of a share of Common Stock on the date of grant, and provided further that in the case of an Incentive Stock Option granted to an employee who owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any parent or Subsidiary, such price per share shall not be less than 110% of the fair market value of the Common Stock on the date of grant. Notwithstanding the foregoing sentence, in no event shall the option price be less than the par value of a share of Common Stock.

         6.2 Term of Options. Each Option shall expire on the tenth anniversary of the date of its grant, or on such earlier date as may be specified in the stock option agreement evidencing such option; provided, however that in the case of an Incentive Stock Option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary corporation, the term may be no more than five years from the date of grant.

         6.3 Exercisability. Subject to Article VIII, each Option shall become exercisable in one or more installments on the date or dates (no earlier than six months after the date of its grant) and upon satisfaction of such conditions as may be specified in the stock option agreement evidencing such Option. Notwithstanding the foregoing, to the extent required by the Code, the aggregate fair market value (determined as of the date of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year (under all plans of the Company or any Subsidiary) shall not exceed $100,000 and Options granted having a fair market value in excess of such amount shall be deemed to be Nonqualified Stock Options. Once an Option becomes exercisable with respect to a portion of the shares subject thereto, it shall remain exercisable with respect thereto until expiration or termination of such Option. An Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. Notwithstanding any other provision hereof, no Incentive Stock Option granted hereunder will be exercisable following the tenth anniversary of the date of grant.

         6.4 Payments. Upon exercise, the option price shall be paid in cash or, in the discretion of the Committee, in shares of Common Stock, or any other property acceptable to the Committee, or any combination of cash, shares of Common Stock and such property, in each case having an aggregate fair market value on the date of payment equal to such option price.

         6.5 Termination of Employment. If the holder of an Option ceases, other than by reason of death, to be employed by the Company or any Subsidiary, such Option may be exercised to the extent of the number of shares of Common Stock with respect to which such holder could have exercised such Option on the date employment terminates, provided, however that such Option shall terminate on the earlier of (a) such Option's specified expiration date and (b) the date three months from the date of termination of such employment, provided that in the case of termination of employment by reason of normal or early retirement or disability (within the meaning of section 22(e)(3) of the Code), the applicable portion of a Nonqualified Stock Option granted hereunder shall remain exercisable until the first anniversary of termination of employment or, if earlier, the date of expiration of such Option, and provided further that in the case of termination of employment by reason of disability (within the meaning of section 22(e)(3) of the Code), the applicable portion of an Incentive Stock Option shall remain exercisable until the first anniversary of termination of employment or, if earlier, the date of expiration of such Option (or in any such case such earlier date as may be specified in the stock option agreement evidencing such Option). The Plan shall not be construed as creating any contract of employment or otherwise conferring upon any employee any legal right to continuation of employment, nor as limiting or qualifying the right of the Company or any Subsidiary to discharge any of its employees without regard to the effect that such discharge might have upon such employee's rights under the Plan.

         6.6 Death. If the holder of an Option dies, such Option may be exercised, to the extent of the number of shares of Common Stock with respect to which such holder could have exercised such Option on the date of death, by such holder's estate, personal representative or beneficiary who acquires such Option by will or by the laws of descent and distribution at any time prior to the earlier of such Option's specified expiration date and the first anniversary of such holder's death. On the earlier of such dates, the Option shall terminate.

         6.7 Assignability. No Option may be assigned, transferred or hypothecated by the employee who is the holder thereof, except by will or by the laws of descent and distribution, and during the lifetime of any such holder of an Option, such Option may be exercised only by such holder. At the request of the holder of an Option, shares of Common Stock purchased upon the exercise of such Option, or received on exercise of stock appreciation rights may be issued in or transferred into the name of such holder and another person, jointly with the right of survivorship.

         6.8 Withholding. The Company's obligation to deliver shares of Common Stock or make any payment upon the exercise of any option or stock appreciation right shall be subject to applicable federal, state and local tax withholding requirements.

         6.9 Stock Appreciation Right. In the sole discretion of the Committee, any employee who is the holder of an Option may be granted the right to elect (subject to any limitations expressly made applicable to rights contained in this section 6.9 and contained in the stock option agreement evidencing such Option), at any time in lieu of purchasing shares of Common Stock as to which such Option is then exercisable, to surrender such Option with respect to any or all of such shares, and to receive a payment from the Company having a value equal to the amount by which (a) the fair market value of a share of Common Stock on the date of such election, multiplied by the number of shares of Common Stock as to which the holder shall have made such election, exceeds (b) the total purchase price for such number of shares of Common Stock under such Option. An option holder who makes such an election shall receive payment in the sole discretion of the Committee, entirely in cash, entirely in shares of Common Stock or in a combination of cash and shares of Common Stock in such proportion as the Committee may determine. Any shares of Common Stock delivered pursuant to the immediately preceding sentence shall be valued at their fair market value on the date of such election. An election to exercise the rights provided by this section 6.9 shall be made by written notice addressed to the Committee. Upon election by the holder of an Option to receive a payment under this section 6.9, such Option shall thereafter remain exercisable, according to its terms, only with respect to the number of shares of Common Stock as to which it would otherwise be exercisable less the number of shares of Common Stock as to which such election shall have been made.

         6.10 Other Terms. Stock option agreements evidencing options may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable.

         6.11 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under section 422 of the Code, or, without the consent of any employee affected thereby, to disqualify, or cause the modification of, any Incentive Stock Option under section 422 or 424 of the Code, respectively.


                                  ARTICLE VII

                              CAPITAL ADJUSTMENTS

         Except as otherwise provided in any stock option agreement, in the event of any change in the number of outstanding shares of Common Stock by reason of any stock dividend, stock split, combination or exchange of shares, recapitalization, reclassification, merger, consolidation, spin-off, reorganization or other similar transaction, the Committee shall make appropriate adjustments in the number and option price of shares of Common Stock covered by each Option outstanding on the date of such transaction (by means of a grant of a substitute Option or an additional Option or otherwise), and in the total number of shares of Common Stock that may be issued under the Plan.


                                  ARTICLE VIII

                               CHANGE OF CONTROL

         Upon the approval by the requisite vote of the Shareholders of the Company of any merger, consolidation or reorganization, as a result of which the Company will not survive as a publicly-owned corporation, then, subject to the next sentence, all Options shall terminate and the holder of each Option shall be entitled to receive, in respect thereof, an amount in cash equal to the product (i) the difference between (x) the fair market value of a share of Common Stock on the date immediately preceding the date of such Shareholder approval and (y) the exercise price of such Option, multiplied by (ii) the number of shares in respect of which such Option is then exercisable.
Notwithstanding the foregoing sentence, if the Options are assumed by the successor entity formed by such consolidation or into which the Company is merged, or the parent of the entity into which the Company is merged or which merges into the Company, the Options shall not terminate as provided in this
Article VIII, but each Option shall become an option pertaining to the securities or other property to which the holder of the number of shares of Common Stock to which such Option pertains would have been entitled to receive in connection with such merger, consolidation or reorganization.


                                   ARTICLE IX

                                 MISCELLANEOUS

         9.1 Adoption. The Plan shall become effective as of the date of its adoption by the Board, subject to approval within twelve months thereafter by the holders of a majority of the shares of Common Stock of the Company present or represented and entitled to vote at a meeting of Shareholders or by the written consent of the holders of a majority of the shares of Common Stock of the Company entitled to vote. Prior to such Shareholder approval, Options may be granted under the Plan, but any such Option by its terms shall not be exercisable prior to such approval. If the Plan is not approved by the Shareholders of the Company within such twelve-month period, the Plan shall terminate, and all Options theretofore granted under the Plan shall terminate and become null and void.

         9.2 Amendment or Termination. The Board may terminate or amend the Plan in any respect at any time, except that without Shareholder approval (i) the total number of shares that may be issued under the Plan may not be increased (other than by adjustment pursuant to Article VII), (ii) the provisions of
Article III regarding eligibility may not be modified and (iii) the benefits accruing to participants under the Plan may not be materially increased. No action of the Board, Committee or the stockholders of the Company may, without the consent of the holder of an Option, alter or impair such holder's rights under any Option previously granted.

         9.3 Number and Gender. Where from the context it appears appropriate, each term used in this Plan in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

         9.4 Captions. Captions of the Plan are inserted for convenience of reference only, and the Plan is not to be construed by interpretation thereof.

         9.5 Applicable Law. This Plan shall be interpreted, construed and administered in accordance with the laws of the State of Delaware.